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                                                                     EXHIBIT 8.1


[LETTERHEAD FOR CMS CAMERON MCKENNA APPEARS HERE]



The Directors
Halliburton Company
3600 Lincoln Plaza
500 North Akard Street
Dallas
Texas 75201-3391



Your ref:                                                     13 September 1999
Our ref:   TLP/AJS/MIT2.32B/0A1019.00023



Dear Sirs

Recommended Offer by Halliburton Company for PES (International) Limited

We acted as Uk counsel for Halliburton Company ("Halliburton") in connection with the preparation of an offer document (the "Offer Document") which forms part of a registration statement on Form S-4 (the "Registration Statement") relating to the offer for the entire issued share capital of PES (International) Limited not already held by Halliburton or its subsidiaries.

We confirm that the statements in the Offer Document relating to United Kingdom taxation are true and accurate in all material respect under current United Kingdom taxation legislation and Inland Revenue practice.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion as an Exhibit to the Registration Statement. By giving such consent, we do not admit we are within the category of persons whose consent is required under section 7 of the Securities Act 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder.

Yours faithfully


/s/ CMS Cameron McKenna
CMS Cameron McKenna